Exhibit 99.1

PRESS RELEASE

10/8/14

Carlisle to Acquire Liquid Finishing Business Assets from Graco

Gives Carlisle a leading position in a new industry segment with widely recognized premium brands in industrial liquid finishing equipment and systems

CHARLOTTE, NORTH CAROLINA, October 8, 2014 - Carlisle Companies Incorporated (NYSE:CSL) today announced the signing of a definitive agreement to purchase from Graco Inc. (NYSE:GGG) and its subsidiary Finishing Brands Holdings, Inc. their held separate liquid finishing business assets (“Liquid Finishing Brands”) in a $590 million cash transaction. The Liquid Finishing Brands business was acquired by Graco in April, 2012, as part of its purchase of the liquid and powder finishing businesses of Illinois Tool Works Inc. (NYSE: ITW).  The Liquid Finishing Brands business is currently being held separate from Graco’s other businesses pursuant to an order of the U.S. Federal Trade Commission (“FTC”), and Graco is required to sell the business within 180 days after entry of the FTC’s final divestiture order, which occurred on October 6, 2014.

With annual sales of approximately $275 million, Liquid Finishing Brands is a global manufacturer and supplier of liquid finishing equipment and systems serving diverse end markets for paints and coatings, including OE automotive, automotive refinishing, aerospace, agriculture, construction, marine, rail and other industrial applications. The business operates from 26 locations in seven countries with 50% of its sales in the Americas and the remainder primarily in Asia and Europe.  Liquid Finishing Brands manufactures and sells products under the well-known brand names of Binks®, DeVilbiss®, Ransburg® and BGK.

The transaction is expected to be accretive to Carlisle in the first year.  Carlisle will include Liquid Finishing Brands in a new industry segment named Carlisle Fluid Technologies.  The acquisition is subject to FTC and other regulatory approvals and certain other closing conditions.

David A. Roberts, Carlisle’s Chairman and Chief Executive Officer, said, “From our years at Graco, both Chris Koch and I are intimately familiar with the markets in which Liquid Finishing Brands participates.  When we heard that Liquid Finishing Brands would be sold, we immediately pursued the opportunity to acquire the business.  We have made a solid commitment to build a new Carlisle segment as a viable, global competitor to Graco with Liquid Finishing Brands as the foundation and believe that it will be a significant contributor to the success of Carlisle in the years to come. The acquisition of Liquid Finishing Brands fits all of the strategic criteria we established for reinvesting the proceeds from the sale of our Transportation Products segment — namely, purchasing a manufacturer selling high margin, engineered products with an aftermarket tail into attractive global markets.  We will work cooperatively to achieve prompt regulatory approval so we can bring Liquid Finishing Brands on board and continue growing this outstanding business both organically and through acquisitions.”

J.P. Morgan is serving as exclusive financial advisor and Dorsey & Whitney LLP is serving as legal counsel to Carlisle.

Conference Call and Webcast

A conference call to discuss the acquisition as well as Carlisle’s recently announced acquisition of LHi Technology will be held at 10:00 a.m. Eastern today, October 8, 2014.  The conference call will be webcast live in a listen-only mode and may be assessed live by going to the Investor Relations section of the Carlisle website at http://www.carlisle.com/investor-relations/events-and-webcats/default.aspx). The replay of the webcast will be available on the Company’s website shortly after the completion of the live call.  A PowerPoint presentation will accompany the call and can also be found on the Carlisle website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast” and similar expressions, and reflect our expectations concerning the future. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved.  Future results could differ materially from those expressed, due to the impact of changes in various factors including, but not limited to the risk that the transaction may not be consummated; the risk that FTC or other required regulatory approval is not obtained or is subject to conditions that are not anticipated; risks related to the Company’s integration of Liquid Finishing Brands, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction; and how customers, competitors, suppliers and employees will react to the transaction.  Actual results may differ materially from the Company’s expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $2.9 billion in net sales in 2013, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                               Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

www.carlisle.com